Securities and Exchange Commission
Washington, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
18 December 2003

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 5.  Other Events.

The press release of the Registrant dated 18 December 2003 relating to a letter of intent to acquire a controlling interest in Nickel SA, a copy of which is annexed hereto as Exhibit no. 99.1, is incorporated by reference herein.

Item 7.  Exhibits.

The following document is filed herewith:

99.1 Press release of the Registrant dated 18 December 2003.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: 18 December 2003

Inter Parfums, Inc.

By: /s/ Russell Greenberg
      Russell Greenberg,
      Executive Vice President

FOR IMMEDIATE RELEASE

INTER PARFUMS  PROPOSES TO ACQUIRE
MAJORITY STAKE IN NICKEL S.A.

Acquisition Would Mark Entree Into Prestige Men's Skin Care Products and Services

New York, NY, December  18, 2003: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that its Paris-based subsidiary, Inter Parfums S.A., has signed a letter of intent to acquire a 64% interest in Nickel S.A. for approximately $6 million in cash.  Closing of the transaction, which is subject to certain due diligence procedures and signing of a definitive agreement, is expected to take place during the first quarter of 2004.

 The letter of intent contemplates a provision for a follow-on cash infusion by Inter Parfums, S.A. of approximately $3.7 million which would be used to expand Nickel spa locations and bring Inter Parfums S.A.'s ownership to 74%.  In addition, minority shareholders will have the right to sell their remaining interest in Nickel to Inter Parfums S.A. from January 2007 through June 2007.  The purchase price will be based upon a formula applied to Nickel's sales for the year ending December 31, 2006, pro rated for the minority holders' equity in Nickel.

Established in 1996 by Philippe Dumont, Nickel has developed two innovative concepts in the world of cosmetics: spas exclusively for male customers and skin care product lines for men.  The Nickel range of some fifteen skin care products for the face and body is sold through prestige department and specialty stores primarily in France (500 outlets), the balance of Western Europe (900 outlets) and in the United States (300 outlets), as well as through its men's spas in Paris, New York and, most recently, San Francisco.  For the twelve months ending March 2004, Nickel forecasts sales of nearly $6.1 million, a 50% increase over the previous year.

 Mr. Dumont is to continue as President of Nickel, directing new product development and Nickel's multi-year spa expansion program. The other major metropolitan markets now under consideration or in the planning stage include:  London, Berlin, Barcelona, Milan, Los Angeles and Miami.  Mr. Dumont stated, "We have found an ideal partner in Inter Parfums, one that can help us achieve sustainable growth through its marketing savvy, industry reputation and product distribution in 100 countries worldwide."

 According to Jean Madar, Chairman & CEO of Inter Parfums, Inc., "Nickel has established a strong following and loyal base of customers in the still emerging, underserved men's skin care market.   We believe it is a scalable, expandable business that adds several new dimensions to our enterprise.  This proposed transaction represents three 'firsts' for our Company:

  With the spa business, this would be our first foray into the service side of the personal care industry;

  It would be an acquisition of a high end men's grooming brand;

  It would mark our official entree into prestige skin care products."

 Philippe Benacin, Chairman & CEO of Inter Parfums S.A. further stated, "This proposed transaction also adds a skilled team of cosmetics professionals to guide us into the skin care business, which we intend to leverage by drawing upon our current portfolio of prestige brands."

 Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include execution and delivery of a definitive acquisition agreement, satisfactory results of a due diligence investigation and satisfaction of customary conditions to closing, as well as finding suitable locations for spa expansion, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg.  It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 100 countries worldwide.

Contact at Inter Parfums, Inc.                    or        Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO                   The Equity Group Inc.
(212) 983-2640                                                   Linda Latman  (212)836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com                          Sarah Torres (212) 836-9611/storres@equityny.com
www.interparfumsinc.com                                    www.theequitygroup.com